Exhibit 99.1

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

For Immediate Release
Maxygen Reports First Quarter 2008 Financial Results
REDWOOD CITY, Calif., May 6, 2008 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today reported financial results and business milestones for the quarter ended March 31, 2008.
“Our major achievement in Q1 was the progress of MAXY-G34, our long-acting G-CSF for treatment of neutropenia,” said Russell Howard, chief executive officer of Maxygen. “During the quarter we completed enrollment of all patients at the 10, 30, and 60 µg/kg dose levels and have seen no safety issues or immunogenicity so far. Good activity at the 30 and 60 ug/kg doses prompted us to explore an additional 45 ug/kg dose, which is also now fully enrolled. We feel confident that we will achieve our goal, on schedule, of identifying a suitable dose to take into Phase IIb studies.”
“Our MAXY-VII and MAXY-4 programs also are progressing well. Our team should be congratulated for successfully transitioning operations from Denmark to the U.S. without interrupting the important work of moving these programs forward.”
In November 2007 Maxygen announced plans to close Maxygen ApS, its subsidiary in Denmark, and consolidate all operations at its U.S. headquarters in Redwood City, CA. Effective February 29, 2008, the company ceased operations at the Denmark site.
First Quarter 2008 Financial Results
Maxygen reported a net loss of $13.7 million, or $0.37 per share, for the first quarter 2008 as compared to a net loss of $7.7 million, or $0.21 per share, for the comparable period in 2007.
Revenue for the first quarter was $1.4 million, compared to $9.1 million for the same period in 2007. The change was due primarily to loss of revenues from a Roche collaboration agreement to develop a novel Factor VIIa for trauma indications. The agreement ended in April 2007.
Total operating expenses for the quarter were $17.2 million compared to $18.9 million in the first quarter of 2007. The decrease in expenses was due to the cessation of operations at Maxygen’s Denmark site on February 29, 2008.
Excluding the impact of non-cash stock compensation expense under SFAS 123(R), Maxygen reported a non-GAAP net loss (see Footnote A) of approximately $12.5 million, or $0.34 per share, in the first quarter of 2008, compared to a non-GAAP net loss of approximately $5.8 million, or $0.16 per share, in the first quarter of 2007.

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

At March 31, 2008, cash, cash equivalents and marketable securities totaled $133.6 million.
Conference Call
Maxygen will host a conference call today to discuss first quarter 2008 financial results at 11:30 a.m. ET (8:30 a.m. PT). Participants in the U.S. can access the call by dialing 866.700.7173 and using the passcode 79178894. International participants can dial 617.213.8838 and use the same passcode. A live webcast of the conference call will be available at www.maxygen.com/webcasts.
A telephone replay of the conference call will be available until June 6, 2008. To access the replay, please call 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 75305350. An archived version of the webcast will be available until June 6, 2008 at www.maxygen.com/webcasts.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s lead program, MAXY-G34, is designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in Maxygen’s pipeline is a new Factor VIIa product candidate for the treatment of hemophilia and new CTLA4-Ig product candidates for the treatment of rheumatoid arthritis. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to commence or continue the preclinical or clinical development of any of our product candidates, including MAXY-G34, MAXY-VII, and MAXY-4 and the timing and status of any such development. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)
Revenues:
Collaborative research and development revenue	$—	$7,597
Revenue from related party	157	556
Grant revenue	1,286	939

Total revenues	1,443	9,092

Expenses:
Research and development	13,106	14,600
General and administrative	3,513	4,331
Restructuring charge	533	—

Total operating expenses	17,152	18,931

Loss from operations	(15,709)	(9,839)

Interest income and other (expense), net	1,991	2,174

Net loss	$(13,718)	$(7,665)

Basic and diluted net loss per share	$(0.37)	$(0.21)

Shares used in computing basic and diluted net loss per share	36,996	36,586

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$133,583	$145,813
Receivables, prepaid and other assets	3,574	11,644
Property and equipment, net	2,666	3,060
Goodwill	12,192	12,192

Total assets	$152,015	$172,709

Other liabilities	$9,477	$14,802
Restructuring liabilities	747	4,413
Stockholders’ equity	141,791	153,494

Total liabilities and stockholders’ equity	$152,015	$172,709

Footnotes
(A) Reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)
Net loss	$(13,718)	$(7,665)
Stock compensation expense	1,231	1,852

Non-GAAP net loss	$(12,487)	$(5,813)

Shares used in computing Non-GAAP basic and diluted net loss per share	36,996	36,586

Non-GAAP basic and diluted net loss per share	$(0.34)	$(0.16)

Note 1: Derived from consolidated audited financial statements as of December 31, 2007.

301 Galveston Drive
Redwond City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com

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Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088